NAME OF REGISTRANT:
Franklin Mutual Series Funds
File No. 811-05387

EXHIBIT ITEM No. 77Q(a): Copies of any material amendments to the registrant's charter or by-laws


CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF TRUST
(Pursuant to Section 3810(b) of the Delaware Statutory Trust Act)

	THE UNDERSIGNED, Franklin Mutual Series Funds, a Delaware statutory trust organized under and in accordance with the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.), does hereby certify:

	1. The name of the statutory trust is: Franklin Mutual Series Funds (the "Trust").

	2. Article SECOND of the Certificate of Trust is hereby amended in order to change the registered agent and registered office of the Trust, by deleting the language thereof in its entirety and replacing it with the following language:

The address of the registered office of the Trust in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of the Trust's registered agent at such address is Corporation Service Company.

	3.  This Certificate of Amendment shall be effective upon filing.

	IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on the 3rd day of December, 2010.


				Franklin Mutual Series Funds
				a Delaware statutory trust


				By: /s/Robert E. Wade
	Name: Robert E. Wade
	Title:  Trustee